                                                                       EXHIBIT 8

                                              (202) 887-4000/fax: (202) 887-4288
                                                                www.akingump.com

                  Opinion of AKIN GUMP STRAUSS HAUER & FELD LLP
                     as to Certain U.S. Federal Tax Matters

June __, 2003

American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202

Re: Senior Convertible Notes due 2032 of American Financial Group, Inc. Common stock, no par value per share, of American Financial Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "REGISTRATION STATEMENT"), filed by American Financial Group, Inc., an Ohio corporation (the "COMPANY") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $511,015,000 aggregate principal amount at maturity of the Company's Senior Convertible Notes due 2032 (the "NOTES") and the shares of the Company common stock (the "SHARES") issuable upon conversion of the Notes. The Notes and the Shares are being registered on behalf of the holders of the Notes.

We have acted as special United States federal income tax counsel for the Company in connection with the preparation and filing of the Registration Statement. In this capacity, we have examined and relied upon the information set forth in the Registration Statement and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed, and have also made such inquiries of such officers and representatives of the Company as we deemed necessary. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In rendering this opinion, we have assumed the legal capacity of all natural persons, the authenticity of all documents presented to us as originals, the conformity with the originals of all documents presented to us as copies and the genuineness of all signatures.

Based upon the foregoing and after consideration of applicable current law, we are of the opinion that, subject to the limitations set forth therein, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects. Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated

American Financial Group, Inc.
June [ ], 2003
Page 2


thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, now in effect, all of which are subject to change, possibly with retroactive effect, or to different interpretations.

We express no opinion as to the accuracy of any statements of law relating to the Notes except as set forth above, or as to any other matters relating to the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8 to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,